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                                                                 Exhibit 10.5


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as of this 1st day of July, 1998, by and between:

        STEPHEN J. GURGOVITS, an individual residing in Sharon, Pennsylvania 16146 (the "Officer"),

                                      and

        F.N.B. CORPORATION, a Pennsylvania corporation (the "Employer"),

WITNESSETH THAT:

         WHEREAS, the Officer is the Vice Chairman of the Employer and the President and Chief Executive Officer of First National Bank of Pennsylvania, a wholly-owned banking subsidiary of the Employer ("First National"); and the Employer and First National desire to assure themselves of the continued benefit of the Officer's services and experience, and the parties desire that said employment relationship be established upon the terms and conditions herein set forth; and

         WHEREAS, the Officer and First National are parties to an Employment Agreement dated January 1, 1990, as amended by an Amendment to said Employment Agreement dated November 21, 1994; and

         WHEREAS, as additional consideration for this Employment Agreement the parties desire to terminate the January 1, 1990 Employment Agreement and any amendments thereto and thereby forever rescind all obligations thereunder; and

         WHEREAS, Officer and Employer intend all policies and procedures of the Employer and its parent company, F.N.B. Corporation, as modified from time to time, to remain in full force and effect.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1              RECITALS

The foregoing recitals are incorporated by reference as if fully set forth herein.








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SECTION 2              TERM OF AGREEMENT.

The initial term of the Agreement shall commence on the date of execution ("Commencement Date") and continue until sixty (60) months thereafter unless sooner terminated under Sections 4, 5 or 6. On the first anniversary of the Commencement Date and thereafter on each succeeding anniversary of the Commencement Date the term of employment shall automatically extend for an additional twelve (12) month period. However, either party may terminate the automatic renewal by providing the other party written notice of termination at least ninety (90) days prior to the next succeeding Commencement Date anniversary. Notwithstanding the provisions governing the terms of this Agreement, this Agreement shall be immediately terminated upon the death of the Officer. In no event shall the term of the Agreement renew beyond December 31, 2008.

SECTION 3              COMPENSATION.

In consideration for services rendered to the Employer under this Agreement, the Employer shall pay and provide to the Officer the following compensation and benefits:

         (A) SALARY. The Employer shall pay the Officer a minimum base salary at the rate of $315,000 per year during the term hereof, to be paid in accordance with the Employer's normal payroll practice, with such minimum base salary to be adjusted from time to time to reflect (i) such merit increases as the Board of Directors of the Employer may determine are appropriate and (ii) annual cost of living increases commensurate with those given other key executive officers of First National.

         (B) LIFE INSURANCE. The Employer shall promptly pay or reimburse the premiums due and payable for $811,000 in the aggregate of "split-dollar" life insurance on the life of the Officer presently in force under Policy Nos. 3009275, 3010740, 3142301 and 3176134 issued by Guardian Life Insurance Company, or such other comparable policy or policies as the Employer and the Officer may select from time to time by mutual agreement. All such policies shall be owned by the Officer; and provided an amount equal to 100% of all premiums paid by the Employer in maintaining all such policies shall be repaid to the Employer, the death benefits thereunder shall be payable to one or more beneficiaries as designated by the Officer.

         (C) PARTICIPATION IN PERFORMANCE AND INCENTIVE COMPENSATION AND BONUS PLANS. At the discretion of the Compensation Committee of the Employer, the Officer shall be entitled to participate in incentive compensation, stock option and such other bonus plans comparable to those given to similarly-positioned officers of the Employer or its present or future subsidiaries or affiliates only during the term of his employment with the Employer.








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         (D)      FRINGE BENEFITS. The Officer shall be entitled to vacations, retirement benefits and other fringe benefits, including but not limited to Employer's 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, Stock Option Plan or other plans that may be established hereafter and group life, disability and health insurance coverages, comparable with those furnished to similarly positioned officers of the Employer and consistent with the prevailing compensation policies and practices of the Employer (now and in the future) as they may change from time to time, with respect to similarly-positioned officers of the Employer or its present or future subsidiaries or affiliates.

SECTION 4                  RESIGNATION.

If the Officer voluntarily resigns as an officer or employee of the Employer or its significant present or future subsidiaries or affiliates, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any compensation or benefits after the effective date of the Officer's resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer's vested rights, if any.

SECTION 5                  TERMINATION FOR PROPER CAUSE.

         (A) The occurrence of any of the following events or circumstances shall constitute "Proper Cause" for termination, at the election of the Board of Directors of the Employer, of the employment of the Officer under this Agreement:

                  (1) the perpetration of defalcations by the Officer involving the Employer or any of its present or future subsidiaries or affiliates, as established by certified public accountants employed by the Employer, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Employer or its subsidiaries and affiliates;

                  (2) the repeated and deliberate failure by the Officer after advance written notice to comply with reasonable policies or directives of the Employer or the Chairman of the Board of Directors of the Employer; or

                  (3) the Officer shall breach this Agreement in any other material respect and fail to cure such breach within 30 calendar days after the Officer receives written notice of such breach from the Employer.

         (B) If Employer terminates the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any compensation or benefits after the effective date of the Officer's termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer's vested rights, if any.





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SECTION 6              TERMINATION WITHOUT CAUSE.

         (A) SEPARATION PAY. Employer may terminate this Agreement at any time whether or not such termination constitutes "Proper Cause" as defined in Section 5 hereof. In the event Employer terminates Officer's employment without Proper Cause as defined in Section 5 hereof:

                  (1) The Officer shall not be considered an employee after the effective date of the termination.

                  (2) Employer shall pay to Officer an amount equal to the Officer's salary for the remaining portion of the Term of the Agreement (as described at Section 2 hereof).

                  (3) Employer shall pay the Officer the Separation Pay in bi-monthly installments less all withholdings required by law and authorized deductions.

                  (4) Officer will not be entitled to receive any benefits or bonuses described in Section 3(b) and (c) hereof.

                  (5) Officer will be entitled to receive such Separation Pay only if the Officer executes and does not revoke a Release of all claims and liabilities in form prescribed by Employer.

                  (6) In the event of the death of Officer during the Term of the Agreement (as described at Section 2 hereof) the Officer shall be entitled to the lesser of the amount equal to Officer's salary for the remainder of said Term of Agreement or twelve (12) months.

                  (7) (i) In the Event Officer is terminated without cause with eighteen (18) or more months remaining on the balance of the Term of the Agreement as described in
                           Section 2 hereof, the Employer shall be obligated to pay on behalf of Officer the group life and health insurance coverages described in Section 3(c) hereof, less the same contribution as required by employee's group life and health insurance coverages pursuant to prevailing policies and practices of the Employer with respect to similarly positioned officers of Employer, for the balance of the Term of this Agreement.











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                           (ii) In the event Officer is terminated without cause
                           with less than eighteen (18) months remaining on the balance of the Term of this Agreement as described in
                           Section 2 hereof, the Employer shall be obligated to pay on behalf of Officer the group life and health insurance coverages described in Section 3(c) hereof for a minimum period of eighteen (18) months after the Officer's termination, less the same contribution as required by employee's group life and health insurance coverages pursuant to prevailing policies and practices of the Employer with respect to similarly positioned officers of Employer or its present or future subsidiaries or affiliates, and the health insurance coverage provided under this Section 6(7)(ii) shall be considered the health/medical coverage that the Employer is obligated to make available under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

                  (8) Nothing herein shall restrict the Officer's vested rights, if any, pursuant to Employer's 401(k) Plan, Retirement Income Plan, Basic Retirement Plan and Stock Option Plan or other Employer plans that may be established hereafter. Notwithstanding the Officer receiving any payments under the terms of this
                           Section 6(a), on the date of the Officer's termination, all vesting, for purposes of the Employer's 401(k) Plan, Retirement Income Plan, Basic Retirement Plan and Stock Option Plan, or other such plans now in existence or are established in the future, shall cease.

         (B) TERMINATION OF SEPARATION PAY. Notwithstanding the foregoing or any other provision of this Agreement, the Officer shall not be entitled to any further separation payments and the separation pay period shall end upon the occurrence of any of the following:

                  (1) Officer files suit or submits any matter to arbitration in violation of the Release executed in connection with Section 6(a)(5) hereof.

                  (2) Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition and Confidentiality provisions of this Agreement.

                  (3)      Officer's misappropriation of trade secrets.

                  (4) Employer learns that the Officer committed a material breach of the Agreement during the terms of this Agreement.









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SECTION 7              NON-COMPETITION.

         (A) For purposes of this Agreement, reference to the term "Competitive Enterprise" shall mean any bank holding company, or insured depository institution (including an institution in the organization stage or in the process of applying for or receiving appropriate regulatory approval), including without limitation, any federal or state chartered bank, savings bank, savings and loan association, savings association or credit union offering services or products similar to those presently or in the future offered by the Employer or its subsidiary, First National Bank of Pennsylvania ("Bank").

         (B) During the two (2) year period immediately following termination of Officer's employment (which may include, without limitation, his resignation or any event specified in Sections 5 and 6 hereof) (hereinafter referred to as "Restricted Period"), the Officer shall not:

                  (1) accept a position as director, officer, employee, consultant, advisor or agent of any Competitive Enterprise which is located in any county, in which the Bank or its present or future subsidiaries operate an office or facilities;

                  (2) in any way, directly or indirectly, for the purpose of selling any product or service in any county in which the Bank has offices or facilities, that compete with a product or service offered by the Bank or its present or future subsidiary(ies), solicit, divert, or entice any existing or potential customer(s) or business(es) of the Bank or its present or future subsidiary(ies) which are identified by the Bank as a customer or business with whom the Officer solicited, became aware of, or transacted business during his employment with the Bank;

                  (3) employ or assist in employing any present employee of the Employer or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise or other organization in competition with the business of the Employer or any of its present or future subsidiaries or affiliates; and

                  (4) in any way, directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of the Employer or its affiliates, or any directors, or customers thereof.







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         (C)      Without limitation of the Employer's rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as he shall be in violation of the foregoing covenant. If and when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Employer and shall have tendered to the Employer any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer's right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him.

         (D) If the Employer terminates Officer without Proper Cause as defined in Section 5 hereof, and if the Officer shall duly have complied with and observed the covenants of this Section 7, the Officer may be discharged from the covenants of this
                  Section 7 at any time during the Restricted Period by filing with the Employer a duly executed statement satisfactory to Employer, releasing the Employer and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement.

SECTION 8              CONFIDENTIALITY.

         (A) For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the business of the Employer or any of its present or future subsidiaries or affiliates that has not previously been publicly released by authorized representatives of the Employer or any authorized representatives of any of its present or future subsidiaries or affiliates, and shall include (but shall not be limited to) Employer information encompassed in all marketing and business plans, financial information, costs, pricing information, customer and client lists and relationships between Employer and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with Employer, and all methods, concepts, or ideas in or reasonably related to the business of the Employer or any of its present or future subsidiaries or affiliates and not in the public domain.

         (B) The Officer agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by the Officer in the course of his employment with the Employer and its subsidiaries and affiliates, whether he has such information in his memory or in writing or other physical form. The Officer shall not, without written authorization from the Employer, use for his benefit or purposes, nor disclose to others at any time, either during the term of Officer's employment or thereafter, except as required by the conditions of his employment hereunder, any Proprietary Information connected with the business or development of the Employer or its subsidiaries or affiliates. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.



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SECTION 9              REMOVAL OF DOCUMENTS OR OBJECTS.

The Officer agrees not to remove from the premises of the Employer or any of its present or future subsidiaries or affiliates, except as an employee of the Employer in pursuit of the business of the Employer or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the Employer, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or by someone else, are the exclusive property of the Employer.

SECTION 10             INJUNCTIVE RELIEF.

         (A) It is understood and agreed by and between the parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 7, 8, and 9 of this Agreement will cause the Employer great and irreparable injury and damage. The Officer hereby expressly agrees that the Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 7, 8, and 9 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which the Employer may have for damages or otherwise.

         (B) As a result of the uncertainty in determining damages, Employer and Officer, as a reasonable mode of determining damages, agree that upon a determination of the Officer's breach of Section 7, 8, or 9, Employer shall be entitled to damages equal to one (1) year of the Officer's base salary at the time Officer's employment with Employer ceases, and they agree that the damages are liquidated damages and not a penalty. Furthermore, the Employer's liquidated damages are in addition to and not in lieu of Employer's right to seek injunctive relief.

SECTION 11             SUBSIDIARIES AND AFFILIATES.

It is understood and agreed by the parties hereto that, at the election and direction of the Employer's Board of Directors and without modification of the terms and provisions hereof, the Officer shall also serve as an officer of any one or more present or future subsidiaries or affiliates of the Employer and, when and as so determined by the Board and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Employer expressed and implied in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with the Employer.

SECTION 12             SUCCESSORS, ASSIGNS, ETC.

         (A) This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and the Employer and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.





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         (B)      Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         (C) Nothing in this Agreement shall preclude the Employer from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Employer hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Employer" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

SECTION 13        MERGER OR CONSOLIDATION.

In the event of the merger or consolidation of the Employer with another corporation during this Agreement and as a result of such merger or consolidation the shareholders of the Employer as of the day preceding such transaction will own less than 51% of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of 80% or more of the Common Stock of the Employer for securities of another entity in which shareholders of the Employer will own less than 51% of such entity's outstanding voting securities, or in the event of the sale by the Employer of a substantial portion of its assets to an unrelated third party, the Officer shall have the right, at his option, to terminate his employment under this Agreement upon 30 days' advance written notice, provided such written notice shall have been delivered to the Employer during the period beginning upon public announcement of the subject transaction and ending not more than 60 days after the effective date of such transaction. The Officer shall thereupon be entitled to receive from the Employer a cash bonus (the "Cash Bonus") whose "present value" (as defined in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code")) on the closing date of such transaction is equal to two hundred ninety-nine percent (299%) of the Officer's "base amount" (as defined in Section 280(G)(b)(3) of the Code. Said present value of the Cash Bonus is hereinafter referred to as the "Initial Present Value". The Cash Bonus shall be paid in three installments as follows: an amount equal to one-third (1/3) of the Initial Present Value shall be paid on the effective date of the termination of his employment hereunder; an additional amount equal to one-third of the Initial Present Value shall be paid on the last day of the sixth month following such effective date; and a final amount equal to one-third of the Initial Present Value shall be paid on the last day of the twelfth month following such effective date. If the Officer does not elect to terminate this Agreement as aforesaid, then this Agreement shall remain in effect and be assigned and transferred to the Employer's successor in interest, and the Employer shall cause such assignee to assume the Employer's obligations hereunder; and in such event the Officer hereby confirms his agreement to continue to perform his duties and obligations according to the terms and conditions hereof for such assignee or transferee of this Agreement.




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SECTION 14             NOTICES.

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

         (A)      To the Employer at the address designated as its headquarters,
                  Attention: CEO.
                  With a copy to F.N.B. Corporation, One F.N.B. Boulevard -
                  4th Floor, Hermitage, PA 16148,
                  Attention: Corporate Counsel.

         (B) To the Officer at his address provided to Employer from time to time for salary and other similar purposes.

or to such other place as either party shall have specified by notice in writing to the other.

SECTION 15             GOVERNMENTAL REGULATION.

Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

SECTION 16             ARBITRATION.

Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 16 shall not be deemed to limit the rights and remedies reserved to the Employer under and pursuant to Section 10 hereof.

SECTION 17             GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 18             DIVISIBILITY.

Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

SECTION 19             HEADINGS.

The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.




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SECTION 20             ENTIRE AGREEMENT; AMENDMENT.

This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes the Officer's January 1, 1990 Employment Agreement and amendments thereto and all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly-authorized representatives.

IN WITNESS WHEREOF, on the 19th day of January, 1999, the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:                                   STEPHEN J. GURGOVITS

/s/ Nancy J. Dillon                        /s/ Stephen J. Gurgovits
-------------------------                  ------------------------------

ATTEST:                                    F.N.B. CORPORATION

                                           By: /s/ William J. Rundorff
-------------------------                  ------------------------------
SECRETARY
                                           Name:
                                                -------------------------
                                           Title: EVP
                                                 ------------------------
[SEAL]